Exhibit 99.1

NEWS FOR RELEASE: IMMEDIATE RELEASE                     CONTACT:  Lee Brown
                                                        (719) 481-7213
                                                        lee.brown@ramtron.com

                     RAMTRON UPDATES FOURTH-QUARTER 2006
                               BUSINESS OUTLOOK

             Needham Growth Conference presentation time changed
                     to 11:00am EST, January 12, 2007

COLORADO SPRINGS, Co - January 9, 2007 - Semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading supplier of nonvolatile ferroelectric random access memory (FRAM) and integrated semiconductor products, announced today that, based on early estimates of fourth-quarter 2006 financial results, the company expects to report product revenue of approximately $9.1 to $9.2 million. This result compares to the outlook management provided in its third quarter earnings report which estimated product revenue between $10.2 million and $11.2 million.

Lower than projected fourth quarter product revenue was largely due to an earthquake in Taiwan and severe weather in Colorado at the end of December 2006, which impacted product shipments and caused about $550,000 in product shipment delays. In addition, inventory reductions at several distributors contributed to the softer than anticipated product revenue results for the quarter. In terms of other fourth quarter line items management discussed in the outlook provided in its third quarter earnings report, the company anticipates: (1) other revenue and amortization of purchased IP in line with previous outlook; (2) gross margin at the high end of the range of 51% to 55%; (3) operating expenses at the low end of the range of $5 million to $6 million; and, (4) stock option expense of approximately $120,000 instead of $325,000.

"While falling short of our growth goals for the fourth quarter, we succeeded in reaching our growth goals for the year," said Ramtron CEO Bill Staunton. "Including the preliminary fourth quarter product revenue results, core product revenue growth will come in at 34%, which is at the high end of the outlook ranges we provided for full year 2006, and overall product revenue growth at 19%. This performance represents a 58% compound annual growth rate for core FRAM product revenue from 2002 to 2006.

"In addition to continuing to grow our base business, we head into 2007 prepared to exploit new and diverse market opportunities with our expanding portfolio of FRAM-enhanced products and technology advantages," Staunton continued. "We introduced seven new products in 2006 and we presently plan to introduce at least 13 more in 2007. In total, 2006 was another very good year of growth for Ramtron and we remain confident in our ability to reach our long-term growth and operating targets."

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Ramtron management will provide a detailed account of the company's quarterly performance and discuss its outlook for fiscal 2007 when it reports fourth quarter results. The date of the fourth-quarter and year-end earnings release and investor teleconference will be announced shortly.

The company would also like to notify investors that the Ramtron presentation time at the 9th Annual Needham and Company Growth Conference has been changed to 11:00am EST on Friday, January 12, 2007. The presentation will be webcast live and archived on the corporate website at www.ramtron.com. To listen to the presentation, investors can visit the Ramtron home page and click on the Needham & Company conference webcast icon located in the "Investor News and Information" column. Computer systems need to be configured properly to listen to the webcast.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. For more product information, visit http://www.ramtron.com.

Cautionary Statements
---------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These statements include statements about Ramtron's expected revenue, gross margin, operating expenses and stock option expense for the fourth quarter and full-year 2006. Also, statements indicating the number of new products we plan to introduce in 2007 and that we are confident in our ability to reach our long-term growth and operating targets are forward-looking statements. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its sole foundry source in a timely manner; the foundry partner's timely ability to successfully manufacture products for Ramtron; the foundry partner's ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's test or assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports filed during 2006. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

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All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

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